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                            February 20, 1997


Kevin Wendle
CNET, Inc.
150 Chestnut Street
San Francisco, California 94111

         Re:     Phase Out and Resignation Agreement

Dear Kevin:

         This letter sets forth our agreement (the "Agreement") concerning various matters related to your phase out as an officer and employee of C|NET, Inc. (the "Company"). Reference is made to the letter agreement between the Company and you dated September 14, 1995, as amended by the Amendment to Employment Agreement between the Company and you dated May 23, 1996 (as so amended, the "Employment Agreement").

         Both the Company and you desire that your separation from the Company be on a friendly basis and want to avoid any disputes and controversies concerning your employment and separation. Consequently, we have agreed as follows:

         1. PHASE OUT AND RESIGNATION. Effective as of March 1, 1997 (the "Phase Out Date"), you hereby resign as an officer of the Company and your duties as an employee of the Company will be limited to the consulting and advisory duties specified in paragraph 2 below. Effective as of May 1, 1997 (the "Resignation Date"), you hereby resign as an employee of the Company.

         2. ADVISORY SERVICES. From the Phase Out Date until November 30, 1997 (the "Advisory Period"), it is expected that you will continue to serve as Executive Producer of the Company's TV.COM television series and as a director of E! Online, Inc. During the Advisory Period, you will also provide consulting and advisory services to the Company in connection with TV.COM and other television programs, as reasonably requested by the Company in order to ensure a successful transition. You may also serve as an Executive Consultant for other television programs. In such capacities, you will remain in close contact with the producers of TV.COM and will provide notes on general series direction and all scripts, rough cuts and final cuts of TV.COM and, to the extent requested, other television programs. During the Advisory Period, you will be expected to devote approximately 40 hours per month to the Company's business, including approximately 10 hours per month in San Francisco. From the Phase Out Date to the Resignation Date, you will be acting as an employee of the Company. From the Resignation Date until the end of the Advisory Period, you will be acting as an independent contractor, and not as an employee, of the Company. You understand that your role as Executive Producer of TV.COM may be on a non-exclusive basis, if necessary. In addition,

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notwithstanding the foregoing, at any time following the Resignation Date, the Company will have the right to terminate your status as Executive Producer of TV.COM, your status as a director of E! Online, Inc. and your other consulting and advisory activities if it determines, in good faith, that a continuation of such status or activities would be detrimental to the Company.

         3. COMPENSATION PRIOR TO PHASE OUT. You will continue to receive all salary, bonuses, profit participation rights and other benefits to which you are entitled under the Employment Agreement based on services rendered through and including February 28, 1997.

         4. COMPENSATION FOLLOWING PHASE OUT. Beginning on the Phase Out Date, you will have no further rights of any kind under the Employment Agreement (including without limitation rights to salary, bonuses, profit participations or benefits), except as follows:

                 (a) From the Phase-Out Date until the Resignation Date, you will receive a monthly salary of $500.

                 (b) You will be entitled to receive 25% of any Net Proceeds (as defined in the Employment Agreement) earned by the Company during the four years following the Phase Out Date from contingent compensation actually received by the Company. It is expressly understood and agreed that you will have no right to participate in the Net Proceeds of any other television programs produced by the Company, now or in the future.

                 (c) To the extent permissible under the Company's insurance plans, the Company will continue to provide medical insurance to you, at your cost, until the end of the Advisory Period.

                 (d) All of your outstanding stock options will remain effective and will be exercisable in accordance with their terms. In particular,

                          (i) your option to purchase an aggregate of 214,284 shares at $1.87 per share pursuant to the Stock Option Agreement dated April 30, 1994 (the "1994 Option") will remain effective, and the Company acknowledges and agrees that the modification of your duties between the Phase Out Date and the Resignation Date will not affect the vesting of the final installment of 53,571 shares under the 1994 Option on April 30, 1997; and

                          (ii) your option to purchase an aggregate of 8,100 shares at $13.00 per share pursuant to the Stock Option Agreement dated June 5, 1996 (the "1996 Option"), which was fully vested on the date of grant, will remain exercisable in accordance with its terms.

                 (e) The Company hereby waives the termination payment that would otherwise be required under Section 1(b) of the Amendment to the Employment

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         Agreement dated May 23, 1996, which relates to 46,500 shares that you were allowed to purchase at $2.41 per share.

                 (f) The Company will reimburse you, in accordance with its reimbursement policies as in effect from time to time, for reasonable business expenses (including travel expenses) incurred by you in connection with performing your duties for the Company hereunder; provided that any travel other than from Los Angeles to San Francisco must be approved in advance. For purposes of applying the Company's reimbursement policies to your duties hereunder, Shelby Bonnie will be considered your "manager." For so long as you remain a director of the Company, you will have access to the Company's electronic mail and voice mail systems and the Company will provide you with use of a guest office in San Francisco (along with related office supplies) and reasonable secretarial services in San Francisco related to your duties hereunder.

         5. Board Membership. Effective as of the Phase Out Date, you hereby resign as a Class I director of the Company. Shelby Bonnie has agreed to resign as a Class II director of the Company, and the Company will use its best efforts to cause you to be elected to fill the resulting vacancy among the Class II directors, so that you would continue to serve as a director of the Company until the Company's annual meeting of stockholders in 1998. You will not receive any compensation for your duties as a director. The Company acknowledges that you may resign as a director of the Company at any time, without any penalty under this Agreement. You hereby agree, however, that until the Company's annual meeting of stockholders in 1998 (and regardless of whether you have resigned as a director of the Company prior to such date), you will not sell any of your common stock in the Company unless such sale complies with the volume limitations set forth in Rule 144(e)(1) under the Securities Act of 1933, as amended, as if you were then an "affiliate" of the Company; provided that such restriction will not apply if you are not reappointed to the Board as a Class II director.

         6.      Confidential Information.

                 (a) In the course of performing services for the Company, you have received and had access to, and may in the future receive and have access to, commercially valuable, confidential or proprietary information ("Confidential Information"). Confidential Information means all information, whether oral or written, now or hereafter developed, acquired or used by the Company or any Affiliate (as hereinafter defined) and relating to the business of the Company or any Affiliate that is not generally known to others in the Company's or such Affiliate's area of business, including without limitation (i) any trade secrets, work product, processes, analyses or know-how of the Company or any Affiliate; (ii) ideas and development plans related to new or improved television programs or Internet sites or services; (iii) the Company's or any Affiliate's marketing, development, strategic and business plans and information; and (iv) the Company's or any Affiliate's financial statements and other financial information. For purposes of this Agreement, "Affiliate" means any entity directly or indirectly controlling, controlled by, or under common control with the Company. A person shall be deemed to control an entity if such person owns 50% or more of the equity interests in such entity or possesses, directly or indirectly, the power

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         to direct or cause the direction of management and policies of such corporation, whether through the ownership of voting securities, by contract, or otherwise.

                 (b) You acknowledge and agree that the Confidential Information is and will be the sole and exclusive property of the Company and its Affiliates. You will not use any Confidential Information for your own benefit or disclose any Confidential Information to any third party (except in the course of performing your authorized duties for the Company), either during or subsequent to your employment with the Company. At the Company's request at any time following the Resignation Date, you will promptly deliver to the Company all documents, computer disks and other computer storage devices and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information or otherwise relating in any way to the business of the Company or its Affiliates that are in your possession or under your control.

         7. Restrictive Covenant. In consideration of the benefits provided to you hereunder following the Phase Out Date, and as a condition precedent to the continued delivery of Confidential Information to you, you hereby agree that, until March 1, 1998, you will not (except in the course of performing your authorized duties for the Company and its Affiliates), directly or indirectly, either as an employee, partner, owner, director, adviser or consultant or in any other capacity:

                 (a) engage in (i) the creation, development or production of television programming focused primarily on computers, the Internet or digital technologies, (ii) the creation, development or operation of any Internet site focused primarily on computers, the Internet or digital technologies, or (iii) any other business then conducted by the Company or any Affiliate (collectively, the "Business");

                 (b) directly or indirectly influence or attempt to influence any advertising customer or potential advertising customer of the Company or any Affiliate to purchase advertising on any competing television program or Internet site or for any competitive Business; or

                 (c) employ or attempt to employ or solicit for any employment competitive with the Company or any Affiliate any individuals who are employees of the Company or such Affiliate at such time, or who were employees of the Company or such Affiliate within one year prior to such time, or influence or seek to influence any such employees to leave the Company's or such Affiliate's employment.

         8.      Enforcement.

                 (a) You acknowledge that the Company's agreement to pay compensation to you pursuant to SECTION 4(b), which extends throughout the term of the restrictive covenant set forth in SECTION 7, was included on the express condition that you agree to such restrictive covenant. You represent to the Company that you are willing and able to engage

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         in businesses other than Business and that enforcement of the restrictions set forth in SECTION 7 would not be unduly burdensome to you. The Company and you acknowledge and agree that the restrictions set forth in SECTION 7 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, and you agree that that the Company is justified in believing the foregoing.

                 (b) If any provisions of SECTION 7 are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographical area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company.

                 (c) You acknowledge and agree that the Company would be irreparably harmed by any violation of your obligations under SECTIONS 6 and 7 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation.

                 (d) If you commit a material breach of your obligations under SECTION 6 or SECTION 7 hereof, then (i) you will not be entitled to the participation payments contemplated by SECTION 4(b); and (ii) if such material breach occurs prior to December 1, 1997, the waiver of the termination payment set forth in SECTION 4(e) above will be revoked and you will be required to make such payment within 30 days of demand by the Company. You acknowledge and agree that the damages to the Company from any violation of your obligations under SECTIONS 6 and 7 hereof would be difficult to ascertain and that the termination payment referenced in SECTION 4(e) is a reasonable estimate of the actual amount of such damages and is the best current estimate of the parties concerning the actual amount of such damages.

         9.      MUTUAL RELEASE.

                 (a) You acknowledge and agree that you have voluntarily requested the modification of your employment relationship contemplated by this Agreement and that the Company has not terminated your employment, actually or constructively. Except as specifically provided in this Agreement, you understand and agree that, beginning on the Phase Out Date, you will not be entitled to any further salary, consulting fees, incentive compensation, participation rights, equity interests, vacation or sick pay, severance pay, health insurance, retirement benefits, disability or life insurance or any other compensation or benefits of any kind. You voluntarily and knowingly waive, release, and discharge the Company, its successors, affiliates, employees, officers, directors, owners and agents from all claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, that you may have or claim to have against any of them as a result of your employment and/or separation from employment with the Company, except for amounts due and other rights and obligations provided for under this Agreement. You

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         agree not to file a lawsuit to assert any such claims, and you also agree not to seek reinstatement or future employment with the Company. The foregoing includes, but is not limited to, the following: (a) claims arising under federal, state, or local laws prohibiting employment discrimination; (b) claims for breach of contract; (c) claims for personal injury, harm, or damages (whether intentional or unintentional); (d) claims arising out of any legal restrictions on the Company's right to terminate its employees; and
         (e) claims arising under the Employee Retirement Income Security Act. In addition, you specifically waive all rights and benefits afforded by any state laws that provide in substance that a general release does not extend to claims of which a person does not know of or suspect to exist at the time of executing a release. However, you are not waiving rights or claims, if any, that may arise after the date that you sign this Agreement out of facts or circumstances not contemplated by this Agreement.

                 (b) The Company voluntarily and knowingly waives, releases, and discharges you and your agents, successors, affiliates and heirs from all claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, that the Company may have or claim to have against any of them as a result of your employment and/or separation from employment with the Company, except for amounts due and other rights and obligations provided for under this Agreement and claims arising out of your willful misconduct not known to the Company on the date of this Agreement.

         10. CIVIL CODE SECTION 1542. You hereby represent that you are not aware of any claim against the Company that is not specifically addressed and released by this Agreement. You also acknowledge that you have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         You and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

         11. PUBLICITY. The Company and you will work together in good faith to coordinate a public announcement by the Company concerning the change in your employment status contemplated by this Agreement. Until such public announcement, you agree to maintain the confidentiality of and not to publicly disclose the existence or terms of this Agreement or the change in your employment status contemplated hereby. You further agree not to make any libelous, disparaging or otherwise injurious statements about the Company, its business or operations or its officers, employees or representatives, and the Company agrees not to make any libelous, disparaging or otherwise injurious statements about you.

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         12.     RIGHT TO ATTORNEY.  You acknowledge and agree that you have the right to discuss all aspects of this Agreement with a private attorney, have been encouraged to do so by the Company, and have done so to the extent you desire.

         13. ENTIRE AGREEMENT. This Agreement contains all terms, provisions and understandings between the Company and you and supersedes all previous agreements, whether oral or in writing, between the Company and you.
 You represent and agree that, in executing this Agreement, you have not relied on any representations or statements, whether written or oral, not set forth herein. No modification of this Agreement can be made except in writing and signed by both parties. This Agreement is binding on you and your representatives, heirs, and assigns.

         14. SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         15. INDEMNIFICATION. The Company agrees to indemnify you for any claims brought against you in your capacity as a director, officer, employee or agent of the Company or in any other capacity in which you are acting (or have acted) on behalf of the Company, to the maximum extent permitted under Delaware law.

         16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of California (with the exception of Section 15 hereof, which shall be governed by the substantive laws of the State of Delaware), without regard to the choice of law rules thereof.

         If the foregoing accurately reflects all of the terms of our agreement, please sign and date in the space provided. Upon signature, this Agreement will constitute a legally binding agreement between you and the Company on the terms set forth herein.

                                       Very truly yours,

                                       CNET, INC.

                                       By: /s/  Shelby W. Bonnie
                                           -----------------------------
                                             Shelby W. Bonnie,
                                             Executive Vice President
Agreed to and accepted:

  /s/  Kevin Wendle
--------------------
Kevin Wendle

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